Exhibit (13)(j)

FORM OF DIVIDEND REINVESTMENT PLAN OF

CRESCENT CAPITAL BDC, INC.

Crescent Capital BDC, Inc., a Delaware corporation (the “Corporation”), has adopted the following plan (the “Plan”), to be administered by State Street Bank and Trust Company (the “Plan Administrator”), with respect to dividends and other distributions declared by the Corporation’s Board of Directors (the “Board of Directors”) on shares of its common stock, par value $0.001 per share (the “Common Stock”).

Prior to a listing of the Common Stock on an exchange (a “Listing”), participation requires that a stockholder affirmatively “opt in” to the Plan. Subsequent to a Listing, participation requires no action on the part of a stockholder, and a stockholder who does not wish to participate must “opt out” of the Plan. The elections of stockholders that make an election prior to a Listing shall remain effective after the Listing.

Prior to a Listing, a stockholder can elect to “opt in” or “opt out” of the Plan in the stockholder’s subscription agreement relating to the Common Stock. A stockholder who participates in the Plan, either by electing to (i) “opt in” to the Plan prior to a Listing or (ii) not “opt out” of the Plan following a Listing (each a “Participant”), will be subject to the terms below.

1.    All cash dividends or other distributions hereafter declared by the Board of Directors, net of any applicable withholding tax, shall be automatically reinvested in additional shares of Common Stock, and no action shall be required on such Participant’s part to receive a distribution in Common Stock.

2.    Such distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date established by the Board of Directors for the distribution involved. The Corporation generally expects for the record date to be the last calendar day of each calendar quarter and the payment date to be the end of the first month of the subsequent quarter, subject to the discretion of the Board of Directors.

3.    With respect to each distribution pursuant to this Plan, the Board of Directors reserves the right, subject to the provisions of the Investment Company Act of 1940, as amended, to either issue new shares of Common Stock or to make open market purchases of its shares for the accounts of Participants. Prior to a Listing, the Corporation generally expects to issue new shares of Common Stock, subject to the discretion of the Board of Directors. Prior to a Listing, the number of shares of Common Stock to be issued to a Participant is determined by dividing the total dollar amount of the distribution payable to such stockholder by the applicable price per share of Common Stock determined by the Board of Directors; the Plan Administrator shall be notified of the current price per share by the Corporation. Following a Listing, the number of shares of Common Stock to be issued to a Participant is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of Common Stock at the close of regular trading on the applicable stock exchange on the date of such distribution subject to the adjustments described below. The market price per share of Common Stock on a particular date shall be the closing price for such shares on the applicable stock exchange on such date or, if no sale is reported for such date, at the average of their reported bid and asked prices. However, if the market price per share exceeds the most recently computed net asset value per share, the Corporation shall issue shares at the greater of (i) the most recently computed net asset value per share and (ii) 95% of the current market price per share (or such lesser discount to the current market price per share that still exceeds the most recently computed net asset value per share).

4.    The Plan Administrator shall establish an account for shares of Common Stock acquired pursuant to the Plan for each Participant. The Plan Administrator shall hold each Participant’s shares, together with the shares of other Participants, in non-certificated form. The Plan Administrator shall not issue share certificates to any Participant.

5.    The Plan Administrator shall confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 30 business days after the payable date. Each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of

Common Stock, and distributions on fractional shares shall be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator shall adjust for any such undivided fractional interest in cash at the market value of the shares of Common Stock at the time of termination determined in accordance with Paragraph 3 hereof; provided, that, prior to a Listing, the market value shall be the applicable price per share of Common Stock determined by the Board of Directors.

6.    In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan shall be added to any other shares held by the Participant in calculating the number of rights to be issued to the Participant. Transaction processing may be either curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

7.    The Plan Administrator’s service fee, if any, and expenses for administering the Plan shall be paid for by the Corporation. Expect as explicitly provided herein, there will be no brokerage charges or other charges to Participants.

8.    Each Participant may elect to receive an entire distribution in cash by notifying the Plan Administrator in writing so that such notice is received by the Plan Administrator no later than the record date for such distribution to stockholders.

9.    Each Participant may terminate the Participant’s account under the Plan by so notifying the Plan Administrator by submitting a letter of instruction terminating the Participant’s account under the Plan to Crescent Capital BDC, Inc., c/o State Street Bank and Trust Company (attention Transfer Agent), State Street Bank and Trust Company (attention Transfer Agent), 1 Heritage Drive, 1st Floor, North Quincy, MA 02171. Such termination shall be effective immediately if the Participant’s notice is received by the Plan Administrator at least 10 days prior to any record date for a distribution to stockholders; otherwise, such termination shall be effective only with respect to any subsequent distribution. The Plan may be terminated or amended by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend by the Corporation. Upon any termination, the Plan Administrator shall cause the shares of Common Stock held for the Participant under the Plan to be delivered to the Participant.

10.    These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of the Participant’s account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving distributions, the Corporation shall be authorized to pay to such successor agent, for each Participant’s account, all distributions payable on shares of the Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11.    The Plan Administrator shall at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it with respect to purchases and sales of the Corporation’s Common Stock under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith or willful misconduct or that of its employees or agents.

12.    These terms and conditions shall be governed by the laws of the State of New York.